Exhibit 1



                              NEWS RELEASE LETTERHEAD OF
                         GENERAL PUBLIC UTILITIES CORPORATION




          Further Information Lorraine Pelter
                              (201) 263-6243           Date:     Sept.  22,
          1995


          For release:        Immediately




                  GPU TO REFLECT PA. SUPREME COURT DECISION IN THIRD
                             QUARTER FINANCIAL STATEMENTS


               Parsippany,  N.J.,    Sept.   22,  1995  --  General  Public
          Utilities Corporation (GPU) will be reflecting  the result of the

          Pennsylvania Supreme Court's favorable September 20 decision in its third quarter 1995 financial statements.

               The Pennsylvania Supreme Court decision restores a March 1993 Pennsylvania Public Utility Commission order that permitted

          GPU's Metropolitan Edison Company (Met-Ed) subsidiary to recover estimated Three Mile Island Unit 2 (TMI-2) decommissioning costs from  customers.  TMI-2 is jointly owned by GPU's three operating
          subsidiaries   --  Met-Ed,  50%;  Pennsylvania  Electric  Company

          (Penelec), 25%; and Jersey Central Power & Light Company (JCP&L),
          25%.

               The court decision on Wednesday reversed a July 1994 Pennsylvania Commonwealth Court decision that disallowed the collection of revenues from customers for TMI-2 decommissioning costs. As a result of that decision, the GPU System had written off in the second quarter of 1994 a total of $104.9 million (after-tax), or $0.91 per share. By company, the amounts taken as  charges to  income were  $72.8 million  for Met-Ed  and $32.1
          million for Penelec.   The favorable  Pennsylvania Supreme  Court

          decision effectively reverses this previous write-off.





               Also,  the  company has  determined  at this  time  that the
          recovery   of  certain   TMI-2  monitored   storage   costs  from

          Pennsylvania  customers is  not probable.   As  a result,  GPU is
          charging to income $8.4 million, or $0.07 per share, in the third quarter of 1995.
               JCP&L  was  not  affected  by  the  decision  and  has  been permitted by the New Jersey Board of Public Utilities to recover TMI-2 decommissioning costs from its customers.